UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)                      March 20, 2007

BODISEN BIOTECH, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32616	98-0381367
(State or other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

North Part of Xinquia Road, Yang Ling Agricultural High-Tech
Industries Demonstration Zone, Yang Ling,
People's Republic of China 712100

(Address of Principal Executive Offices

86-29-87074957

(Registrant’s Telephone Number, Including Area Code

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on November 6, 2006, the Company received a letter from the American Stock Exchange (“Amex”) indicating that the Company is not in compliance with certain continued listing standards. At the request of the Amex, the Company submitted to the Amex a plan setting forth actions that the Company has taken, or will take, to achieve compliance with Amex continued listing standards, and the Company provided the Amex with subsequent updates. The Amex determined that the plan period will end no later than the timely filing of the Company’s Form 10-K for the period ended December 31, 2006, or April 17, 2007. Accordingly, the Company’s securities continued to be listed on the Amex during this period pursuant to an extension.

Under the specific terms of the plan, the Company was required to provide certain information to the Amex through periodic updates. The Company has been unable to provide all such definitive information to the Amex within the applicable time period. Accordingly, the Company expects to soon receive formal notice from the Amex indicating the Amex’s intent to strike the Company’s common stock from listing on the Amex by filing a delisting application with the Securities and Exchange Commission. The Company will report the details of such notice if and when it is received.

The Company’s failure to file its Annual Report on Form 10-K with the Securities and Exchange Commission when due could serve as an additional basis for Amex to commence delisting proceedings. As also announced today, the Company has delayed the filing of its Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

Concurrent with the filing of this Form 8-K, the Company is distributing a press release announcing the Company’s anticipated delisting from the Amex. The press release is attached to this report as Exhibit 99.1.

Item 8.01.	Other Events

Bodisen Becomes an Accelerated Filer

The Company has determined that it ceased being a small business issuer in 2006, and under applicable Securities and Exchange Commission regulations, is deemed an accelerated filer. Accordingly, the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 became due on March 16, 2007.

Bodisen Delays Filing Annual Report on Form 10-K

The Company intends to delay filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Accordingly, as of 5:31 p.m. Eastern time on March 16, 2007, Bodisen no longer met the "current public information" requirements of subsection (c) of Rule 144 under the Securities Act of 1933, as amended. The Company is working to complete its Annual Report as soon as possible, but cannot at this time predict when it will file the Annual Report for the fiscal year ended December 31, 2006.

Bodisen Updates Information Regarding Stock Ownership

As part of its previously announced internal review, the Company is providing updated information regarding the share ownership of Qiong Wang and Bo Chen, its prior and current chief executive officers, as well as information regarding claims that third parties may have that they are entitled to stock in the Company. The Company has not determined whether or not the updated information impacts the Company's capitalization or creates a previously unstated Company liability.

In September 2005, Qiong Wang and Bo Chen made stock transfers to individuals identified as their children.  The Company also understands that the children made substantial stock transfers shortly thereafter to persons residing in the People’s Republic of China on whose behalf the shares were held by Ms. Wang, Mr. Chen and the children.

The Company understands that some or all of the 19 stockholders of Bodisen International, Inc. (which, prior to the “reverse merger”, was the parent of what now is the Company’s principal operating subsidiary) who received stock in the “reverse merger” held at least a portion of such shares on behalf of additional persons residing in China, with respect to which transfers have not yet been made. The exact nature and extent of these interests are not yet known, including whether they support claims against individual stockholders or, in contrast, claims against the Company. As a result, at this time, the Company cannot eliminate the possibility that, to the extent such interests exist and support claims against the Company, they would constitute a material liability or materially impact the capitalization of the Company.

As a result of the reverse merger and after giving effect to the 3-for-1 stock dividend paid in 2004, these 19 stockholders originally held of record 12,000,000 shares of the Company’s common stock, of which Ms. Wang was the record holder of 3,748,780 shares and Mr. Chen was the record holder of 3,584,096 shares. According to the records of the Company’s transfer agent, Qiong Wang currently is record holder of 720,000 shares of the Company’s common stock and Bo Chen currently is record holder of 690,000 shares of the Company’s common stock. According to the records of the Company's transfer agent, the children of Qiong Wang and Bo Chen currently together hold 2,639 shares.

The Company intends to provide additional information and make appropriate SEC filings regarding the equity interests and the holdings of Qiong Wang and Bo Chen and such third party claims once the Company and its advisors complete their review of the Company’s internal records and any relevant documents.

The foregoing was announced in the press release attached hereto as Exhibit 99.1, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BODISEN BIOTECH, INC.
(Registrant)

Date: March 20, 2007	/s/ Bo Chen
Bo Chen
Chairman, Chief Executive Officer and President